Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements of Earthstone Energy, Inc. (Form S-3 File No. 333-205466, 333-213543 and 333-218277, Form S-8 File No. 333-210734) of our report dated March 10, 2017, relating to the consolidated financial statements of Bold Energy III LLC for the years ended December 31, 2016 and 2015 and our report dated April 21, 2016, relating to the consolidated financial statements of Bold Energy III LLC for the years ended December 31, 2015 and 2014, which are included in the Current Report on Form 8-K/A Amendment No. 2 of Earthstone Energy, Inc. filed on July 31, 2017.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Midland, Texas

July 31, 2017